Exhibit 21

Subsidiaries of the Registrant

The following compose, as of December 31, 2000, the subsidiaries of Bath National Corporation:

Bath National Bank, a New York Corporation

Bath United Home, Inc., a New York Corporation

BNC Financial Services, Inc., a New York Corporation